Exhibit 99.1

NEWS RELEASE

Visa Inc. Announces Record Date for the 2015 Annual Meeting of Stockholders and Declares Quarterly

Dividend, Increases Dividend Rate by 20%

FOSTER CITY, CA, October 22, 2014 – Visa Inc. (NYSE:V) today announced that on October 21, 2014, its board of directors approved the Company’s 2015 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on January 28, 2015. The Company’s class A, B and C common stockholders at the close of business on December 1, 2014, the record date, will be entitled to vote at the Annual Meeting.

In addition, the Company announced that on October 22, 2014, its board of directors had declared a quarterly dividend in the aggregate amount of $0.48 per share of class A common stock (determined in the case of class B and class C common stock on an as-converted basis) payable on December 2, 2014, to all holders of record of the Company’s class A, class B and class C common stock as of November 14, 2014. The quarterly dividend increase raises the annual dividend rate from $1.60 per share to $1.92 per share.

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About Visa

Visa is a global payments technology company that connects consumers, businesses, financial institutions, and governments in more than 200 countries and territories to fast, secure and reliable electronic payments. We operate one of the world’s most advanced processing networks — VisaNet — that is capable of handling more than 56,000 transaction messages a second, with fraud protection for consumers and assured payment for merchants. Visa is not a bank and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: pay now with debit, pay ahead of time with prepaid or pay later with credit products. For more information, visit usa.visa.com/about-visa, visacorporate.tumblr.com and @VisaNews.

Contacts:

Investor Relations: Jack Carsky or Victoria Hyde-Dunn, 650-432-7644, ir@visa.com

Media Relations: Paul Cohen, 650-432-2990, globalmedia@visa.com